Microsoft Word 10.0.6612;PHTRANS\418642\1          - 2 -

PHTRANS\418642\1

                              Goldman Sachs Trust

         Exhibit 77Q(1)(a):Copies of any material amendments to the registrant's charter or by-laws.

                                      AMENDMENT NO. 25 TO THE
                                      DECLARATION OF TRUST OF
                                         GOLDMAN SACHS TRUST

                  This AMENDMENT NO. 25 to the AGREEMENT AND DECLARATION
OF TRUST (the "Declaration") as amended, dated the 28th day of January, 1997 of Goldman Sachs Trust (the "Trust") was made by the Trustees named below effective on August 1, 2004 pursuant to the following resolutions duly adopted by the Board of Trustees of said Trust on April 21, 2004:

                  RESOLVED, that effective August 1, 2004, the Agreement and Declaration of Trust of the Trust dated January 28, 1997, as amended (the "Declaration"), be further amended as contemplated in
Article V, section 2 and Article IX, section 8 thereof by changing the name of the existing Series of units of the Trust known as "Goldman Sachs Internet Tollkeeper Fund" to "Goldman Sachs
Tollkeeper Fund" (the "Fund"); and

                  FURTHER RESOLVED, that the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Trust be, and each of them hereby is, severally authorized and empowered, in the name of the Trust, to execute and deliver an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.

/s/ Ashok N. Bakhru                             /s/ Richard P. Strubel
Ashok N. Bakhru                                 Richard P. Strubel
as Trustee and not individually                 as Trustee and not individually

/s/ John P. Coblentz, Jr.                       /s/ Alan A. Shuch
John P. Coblentz, Jr.                           Alan A. Shuch
as Trustee and not individually                 as Trustee and not individually

/s/ Patrick T. Harker                           /s/ Kaysie P. Uniacke
Patrick T. Harker                               Kaysie P. Uniacke
as Trustee and not individually                 as Trustee and not individually

/s/ Mary P. McPherson                           /s/ Wilma J. Smelcer
Mary P. McPherson                               Wilma J. Smelcer
as Trustee and not individually                 as Trustee and not individually